UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2009

HECLA MINING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 3.02 and in Exhibit 10.1 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On Tuesday, February 10, 2009, Hecla issued approximately 42,621 shares of 12% Convertible Preferred Stock to our lenders in connection with the Fourth Amendment to Amended and Restated Credit Agreement entered into by us on February 3, 2009, as previously disclosed on our Current Report on Form 8-K filed on February 4, 2009. The initial conversion price for the 12% Convertible Preferred Stock shall be $1.74 per share of Common Stock for which the 12% Convertible Preferred Stock is convertible. The information disclosed in Exhibit 10.1 is incorporated herein by reference.

Item 8.01.	Other Events.

On Tuesday, February 10, 2009, Hecla announced it completed its previously announced underwritten public offering of 36.8 million shares of its common stock and Series 3 Warrants to purchase up to 18.4 million shares of its common stock, which includes the underwriters’ exercise of their over-allotment option for 4.8 million shares of common stock and Series 3 Warrants to purchase up to 2.4 million shares of common stock.

Hecla intends to use the net proceeds from this offering to repay in full its $40 million bridge loan facility and approximately $8 million under its term loan facility. The remaining proceeds shall be used for general working capital requirements.

A copy of the press release making the announcement is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Fourth Amendment to Credit Agreement effective February 3, 2009, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.5 to registrant’s Current Report on Form 8-K filed on February 4, 2009 (File No. 1-8491), and incorporated herein by reference.

99.1	Press Release dated February 10, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2009

Hecla Mining Company

By:	/s/ James A. Sabala
James A. Sabala
Senior Vice President & Chief Financial Officer